545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 F: 972-444-4949 WWW.FELCOR.COM NYSE: FCH

For Immediate Release:

FELCOR PROMOTES JEFFREY D. SYMES AS SENIOR VICE PRESIDENT, CHIEF ACCOUNTING OFFICER AND CONTROLLER

IRVING, Texas, April 2, 2012 - FelCor Lodging Trust Incorporated (NYSE: FCH) today announced the promotion of Jeffrey D. Symes to Senior Vice President, Chief Accounting Officer and Controller.

Mr. Symes, age 46, joined FelCor in April 2002 as its Vice President and Assistant Controller and was promoted to Vice President and Controller in February 2007.  Prior to joining FelCor, Mr. Symes was a senior manager in the Dallas operating office and KPMG's national Department of Professional Practice.  Mr. Symes graduated from Baylor University with a Bachelor of Business Administration degree in Accounting. Mr. Symes is a certified public accountant and a board member and past-president of the Real Estate Financial Executives Association.

“Jeff has been an integral member of our team for the past 10 years, during which time he has taken on increasingly meaningful responsibilities. His technical expertise, combined with his deep understanding of our business and strategy, has proven invaluable time and again. This is a well deserved promotion, and I look forward to working with Jeff in the coming years,” said Andrew J. Welch, FelCor's Executive Vice President and Chief Financial Officer.

FelCor, a real estate investment trust, owns 76 primarily upper-upscale, full-service hotels that are located in major and resort markets throughout 22 states. FelCor partners with leading hotel companies to operate its diversified portfolio of hotels, which are flagged under globally recognized names such as, Doubletree®, Embassy Suites®, Fairmont®, Hilton®, Marriott®, Renaissance®, Sheraton®, Westin®, Holiday Inn®, and premier independent hotels in New York. Additional information can be found on the Company's Web site at www.felcor.com.

Contact:
Stephen A. Schafer, Vice President Strategic Planning & Investor Relations
(972) 444-4912 sschafer@felcor.com

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